                                                                    EXHIBIT 10.7

                            ATM MAINTENANCE AGREEMENT

         This ATM Maintenance Agreement ("Agreement") is made this 28th day of February, 2003 by and between EFMARK Service Company of Illinois, Inc., an Illinois corporation headquartered in Westmont, Illinois ("ESC") and Cardtronics, LP, a Delaware limited partnership headquartered in Houston, Texas ("Cardtronics").

1.       Agreement.

         1.1. This Agreement establishes the terms and conditions under which Cardtronics will purchase both first and second line maintenance services for automated teller machines that are either owned, leased, operated, or managed by Cardtronics and are further identified on Schedule A, as may be amended by agreement of the parties from time to time (the "ATMs" or the "ATM Locations"). ESC will provide each ATM Location designated on Schedule A, both First Line Maintenance ("FLM") and Second Line Maintenance ("SLM") as such services are collectively referred to as the "Maintenance Services" and are described on Schedule B -- Scope of Services. During the term of this Agreement, ESC will have the exclusive right to provide the Maintenance Services designated for each such ATM Location; provided, however, Cardtronics may add or remove ATMs from Schedule A without any penalty or increase in Pricing (as defined below) so long as the aggregate number of ATMs listed on Schedule A exceeds * .

                  1.1.1. Throughout the term of this Agreement, ESC will utilize Cardtronics as its primary source for all repair parts and components ("Replacement Parts") used in the performance of ESC's duties hereunder. To facilitate an efficient supply of parts to ESC, on a monthly basis Cardtronics will provide ESC a print out of all available Replacement Parts and the per item cost for each. ESC must purchase all Replacement Parts on an `as needed' basis solely from Cardtronics so long as such Replacement Parts are available through Cardtronics; provided, further, however that Cardtronics must provide such Replacement Parts at a price that is not higher than other supply sources.

                  1.1.2. Cardtronics warrants to ESC that should a Replacement Part prove defective by reason of improper workmanship or materials, Cardtronics will repair or replace the defective Replacement Part with new or factory reconditioned parts without charge for parts or labor for a period of ninety (90) days after the original installation of the Replacement Part. This remedy shall be the exclusive remedy for breach of this warranty. EXCEPT AS OTHERWISE STATED IN THIS AGREEMENT, CARDTRONICS EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES AS TO THE REPLACEMENT PARTS, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF


* Denotes Confidential Portion Omitted and Filed Separately with the Commission.

                           MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. All Replacement Parts will shipped to ESC's facility in Evansville, Wisconsin.

         1.2. If designated on Schedule A with respect to an individual ATM Location, all requests for Maintenance Service at that ATM Location must in the first instance be directed to a "Help Desk" maintained by Cardtronics at its sole cost and expense. Cardtronics' obligations and the procedures with respect to the operation of the Help Desk are described in Schedule C.

                  1.2.1. Cardtronics will use its best efforts to resolve service requests at the Help Desk level. It is anticipated that certain FLM requests can be resolved at the Help Desk level without ESC's intervention.

                  1.2.2. For any service requests that cannot be resolved, Cardtronics will initiate a service request to ESC according to the procedures specified in Schedule C. ESC will have no obligation to respond to requests for service that are not initiated according to those procedures.

                  1.2.3. Cardtronics will notify ESC within twenty-four (24) hours of any discontinuance of Help Desk operations, whether such discontinuance is expected to be temporary or permanent in nature. Absent ESC's advance written consent, it will be a material breach of this Agreement for Cardtronics to discontinue its Help Desk operations, in which case ESC may at its option immediately terminate this Agreement with respect to some or all of the ATMs in the event that Cardtronics fails to reconstitute the Help Desk within three (3) business days of its discontinuance.

2. Term and Renewal. The term of this Agreement will be for a period of forty-two months, commencing on February 1, 2003 and expiring on July 31, 2006 (the "Initial Term").

         2.1. THIS AGREEMENT WILL AUTOMATICALLY RENEW FOR ADDITIONAL ONE (1) YEAR PERIODS, UNLESS A PARTY GIVES THE OTHER WRITTEN NOTICE THAT THIS AGREEMENT IS TO BE TERMINATED AT THE END OF THE CURRENT TERM. SUCH WRITTEN NOTICE MUST BE GIVEN AT LEAST NINETY (90) DAYS PRIOR TO THE END OF THE INITIAL TERM OR ANY RENEWAL TERM.

         2.2. If any party gives notice of non-renewal, all services provided pursuant to, and all rights and obligations of the parties described in, this Agreement will continue until either the expiration date of the then current term or renewal term or a date mutually agreed upon by the parties. Any Maintenance Services provided after any such expiration date will be provided at the then-current contract rates.

3.       Pricing and Payment.

         3.1. For each ATM listed on Schedule A, Cardtronics shall pay ESC the sum reflected on Schedule A, exclusive of any sales, excise or use taxes, each month during the Initial Term or any renewal term of this Agreement. In the event that two hundred or more ATMs are added or removed during the course of any month, the monthly charges for those ATMs will be prorated by multiplying the number of days of that month each ATM was installed at the identified location and dividing that sum by the number of days in said month. Except as provided for in the immediate preceding sentence, no monthly charge or credit shall be allowed for ATMs that may be added or dropped during any month, and such changes to Schedule A shall not take effect until the start of the next month. Furthermore, except as may be explicitly provided in this Agreement or in Schedule A, there will be no adjustment to any Pricing, no surcharge or additional cost, nor any add-on fees or extra work charges imposed upon Cardtronics unless it has specifically authorized such in writing.

         3.2. Consistent with the Pricing set forth in, and the scope of service described in Schedule B, Cardtronics will pay ESC for selected FLM and SLM Services monthly in advance; provided, however, that until ESC has paid the Deferred Payment as defined in the Inventory Purchase Agreement executed by the parties on this same date, Cardtronics shall make its payments in arrears. ESC will invoice Cardtronics for such services thirty (30) days prior to each payment due date. ESC will invoice Cardtronics for Billable Call Maintenance (as defined on Schedule B) as those services are rendered.

         3.3.     All invoices must be paid in full by Cardtronics within thirty
                  (30) days of receipt unless the invoice (or a portion of the invoice) is disputed by Cardtronics. Should an invoice (or portion of the invoice) be disputed by Cardtronics, Cardtronics must notify ESC within thirty (30) days of receipt and make a reasonable effort to resolve the alleged discrepancy.

         3.4. Any undisputed portion of an invoice must otherwise be paid in full. Notwithstanding the provisions of Section 9 below ("Termination"), ESC may terminate this Agreement upon twenty
                  (20) days written notice for a failure to pay any undisputed invoice, or any undisputed portion of an invoice if Cardtronics fails to pay such undisputed amount prior to the expiration of such twenty (20) day period.

4. Insurance. ESC will maintain basic comprehensive general liability insurance coverage in the minimum amount of $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate, automobile liability coverage in the minimum amount of $1,000,000.00 combined single limit, and umbrella/excess liability coverage in the minimum amount of $5,000,000.00. ESC will also maintain in force worker's compensation in accordance with the various states in which ESC's employees perform the services under this Agreement. Upon Cardtronics' request, ESC will provide certificates evidencing such insurance coverages, plus evidence of its workers' compensation insurance as required by law. All such policies must name Cardtronics as an additional insured, and prohibit any cancellation or modification thereof unless Cardtronics is provided at least thirty (30) days written notice of such intended cancellation or modifications. Each party and each party's insurer will waive rights of subrogation against the other party and its insurer. Each party agrees to promptly notify the other in writing of any claim or loss after any potentially insurable loss is discovered. All parties agree to furnish satisfactory and reasonable proof of such loss, and to assist (to the extent possible) any insurance carrier in recovery of such loss.

5. Indemnification. Each party will indemnify and defend the other party, their officers, employees and agents against and hold them harmless from, without limitation, any and all liabilities, injury, death, penalties, losses, costs, damages, claims, expenses, attorneys' fees, expenses of litigation, suits, judgments, liens and encumbrances brought, suffered or incurred by the other party or third parties (collectively, "Claims") attributable to the respective acts or omissions of such party, their employees, officers, agents or subcontractors, while engaged in the performance of their duties under this Agreement; excluding however, Claims to the extent that they arise directly from the gross negligence or willful misconduct of the other party, its officers, employees, or agents. Each party will give prompt notice of any such Claim and will reasonably cooperate in the defense of such Claim(s).

6.       Losses and Liability.

         6.1. Except as provided elsewhere in this Agreement, ESC will not be liable for any loss caused by or resulting from:

                  6.1.1. Any damage or loss caused to an ATM or its contents when due to theft or damage by others who are not a party to this Agreement, except where the loss or damage is the result of the negligent, reckless or intentional acts of ESC, its agents, or its employees.

                  6.1.2. Any damage or loss to an ATM or its contents where there is evidence of forced entry, except where the loss or damage is the result of the intentional act of ESC, its agents, or its employees.

         6.2. With regard to any ATM covered hereunder, Cardtronics will immediately furnish ESC a copy of any ATM activity record, including network and alarm records, whenever so requested.

         6.3. Should an ESC employee, subcontractor or agent take currency from an ATM using keys, combinations or other means of access (including specialized training for the performance of duties under this Agreement), ESC will be liable to Cardtronics for such loss to a maximum dollar value of one hundred thousand dollars ($100,000.00) for each incident at any given ATM; unless Cardtronics has given notice to ESC of a particular ATM identified on Schedule A that routinely contains more than $100,000.00 in cash and said notice has specified the amount of cash routinely loaded in that ATM, whereupon ESC's limit of liability for any such ATM shall be the lesser of (i) $200,000.00, or (ii) the actual cash load. ESC will pay such loss to Cardtronics within thirty (30) days of the date Cardtronics gives ESC written notice of such loss.

         6.4. Should an ESC employee, subcontractor or agent while performing duties under this Agreement fail to secure any ATM and as a result of such failure the contents of the ATM are removed and taken by a third party, then ESC will be liable to Cardtronics for such lost contents to a maximum dollar amount of one hundred thousand dollars ($100,000.00) for each incident at any ATM; unless Cardtronics has given notice to ESC of a particular ATM identified on Schedule A that routinely contains more than $100,000.00 in cash and said notice has specified the amount of cash routinely loaded in that ATM, whereupon ESC's limit of liability for any such ATM shall be the lesser of (i) $200,000.00, or (ii) the actual cash load. ESC will pay such loss to Cardtronics within thirty
                  (30) days of the date Cardtronics gives ESC written notice of such loss.

         6.5. ESC will use good faith, commercially reasonable efforts to recover the amounts taken as a result of a third party perpetrating any theft, burglary, or other wrongful removal for which ESC may bear responsibility. Upon payment by ESC of any amounts to Cardtronics under this Section 6, ESC will be subrogated to Cardtronics' rights to the extent of such payment. Should Cardtronics subsequently recover amounts associated with that loss that have been previously reimbursed to Cardtronics by ESC, then Cardtronics must promptly pay such subsequently recovered amounts to ESC.

         6.6. Each party will cooperate and assist the other with any reasonable requests in the pursuit, investigation, and recovery of losses, and will assign any rights of recovery as may be required.

         6.7. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF USE, LOSS OF DATA, LOSS OF PROFIT, OR LIABILITY TO THIRD PARTIES, HOWEVER CAUSED, WHETHER BY THE NEGLIGENCE OF SAID PARTY OR OTHERWISE.

         6.8. Each of the parties hereto recognized that in the event of a breach by one of the parties, the calculation of damages, if any, that may result as a consequence of such breach would be difficult and impractical to determine. Accordingly, the parties hereby stipulate and agree that, save and except for the recovery of attorneys' fees and interest as provided in
                  Section 10.7 below, in the event either party's breach of this Agreement results in the termination hereof, the sole and exclusive remedy, whether in contract, tort or equity, for the non-breaching party shall be the recovery of Liquidated Damages. Liquidated Damages are hereby defined as that sum of money that is equal to: (i) $7.00; (ii) multiplied by the number of ATMs covered hereunder at the time of said breach,
                  (iii) with such product furthered multiplied by the lesser of
                  (a) the number of months remaining in the then current term or
                  (b) 12 months. This Liquidated Damage clause does not release or relieve ESC of any liability that may accrue to it under Sections 6.3 and 6.4 above.

7.       Confidentiality.

         7.1. The parties acknowledge that by reason of their relationship under this Agreement, they may have access to Confidential Information of the other. As used in this Agreement, "Confidential Information" means the information and materials relating to the other's business, plans, customers, software technology, and marketing strategies that are confidential and of substantial value to the other, which value would be impaired if such information were disclosed to third parties.

         7.2. Each party agrees that it will not use or disclose Confidential Information other than for the purpose for which it was disclosed by the other. Each party further agrees that
                  (a) it will not use in any way for its own account nor for the account of any third party, nor disclose to any third party, any Confidential Information revealed by the other, and (b) it will take every reasonable precaution to protect the confidentiality of the Confidential Information. Subject to these restrictions, a party may disclose Confidential Information to its employees, agents and subcontractors so long as such information is necessary for those employees, agents and subcontractors to perform their respective jobs or tasks called for in this Agreement. Each party is responsible for ensuring that all of its employees, agents or subcontractors comply with the provisions set forth in this
                  Section 7.

         7.3. In the event of cancellation, expiration or termination of this Agreement, there will be no use or disclosure by a party of any Confidential Information in its possession, and all confidential materials will be returned to the other or destroyed. Upon any breach or threatened breach of this section, a party will be entitled to injunctive relief, in addition to any other available remedies.

8.       Subcontracting.

         8.1. ESC cannot assign this Agreement for the purpose of subcontracting its duties and responsibilities without the prior written consent of Cardtronics, which will not be unreasonably withheld, provided however, that Cardtronics may withhold its consent to subcontract duties and responsibilities to a subcontractor who is a competitor of Cardtronics.

         8.2. Following Cardtronics' approval of any subcontractor and prior to the performance of any work by said subcontractor, Schedule
                  8.2 (list of Approved Subcontractors) shall be amended by the parties hereto. Furthermore, each subcontractor must provide proof of insurance in accordance with the requirements of
                  Section 4 above.

         8.3. ESC retains full responsibility for the performance of Maintenance Services under this Agreement. The approval of any subcontractor by Cardtronics does not in any way relieve ESC from full responsibility for all acts and negligence of its subcontractors, or of any person, group or organization directly or indirectly employed by such sub-contractor; provided, however, that to the extent Cardtronics has separately contracted with any of those subcontractors for the provision of services other than Maintenance Services, ESC will not be responsible for any failure to provide those other services.

9.       Termination.

         9.1. In the event a party materially defaults in the performance of any of its duties or obligations, and the default is not substantially cured within thirty (30) days after notice is given to the defaulting party specifying the default, then the party not in default may, by giving notice to the defaulting party, terminate this Agreement for cause.

         9.2. Any party, in its sole discretion, may immediately terminate this Agreement upon written notice to the other if the other
                  (a) files or there is filed against any of them any bankruptcy, reorganization or other proceeding under any bankruptcy or insolvency law; (b) is unable to pay its debts as they mature; or (c) makes an assignment for the benefit of its creditors.

10.      Miscellaneous.

         10.1. Entire Agreement. This Agreement, including all schedules and exhibits and other writings referred to herein constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior understandings or agreements, written or oral, on this subject. This Agreement may only be altered, amended or superseded by a writing agreed to and signed by the parties.

         10.2. Interpretation. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and any rule that a contract is to be constructed against the drafter will not apply to this Agreement. The section headings of this Agreement are solely for convenience and will not be considered in its interpretation. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law. However, in the event that any term or provision of this Agreement is deemed or held to be invalid, illegal or unenforceable, the remaining terms and provisions of this Agreement will nevertheless continue and be deemed to be in full force and effect.

         10.3. Survival. Upon the cancellation, expiration or termination of this Agreement, all of the following Sections will survive: 3 ("Payment and Pricing"); 5 ("Indemnification"); 6 ("Losses & Liability"); 7 ("Confidentiality"); and 10.5 ("Dispute Resolution"). In addition, any provisions relating to the enforcement of any of the surviving provisions and any remedies available under this Agreement also will survive.

         10.4. Relationship of the Parties. The relationship of the parties under this Agreement is one of independent contractors, and not one of fiduciaries. Under no circumstances will the relationship between the parties be construed to be that of a joint venture or partners, nor is it intended that the relationship be subject to subchapter K of the Internal Revenue Code. No party will hold itself out as, or be deemed to be, an employee, agent, partner or joint venturer of the other, and each party's authority will be limited to the matters expressly set forth in this Agreement. There are no third-party beneficiaries who are intended to benefit in any way from the terms and provisions of this Agreement.

         10.5. Dispute Resolution. All disputes arising out of or relating to this Agreement will be settled by arbitration before a sole arbitrator under the then current Commercial Arbitration Rules and, if necessary, the Rules for Emergency Orders of Protection, of the American Arbitration Association. The duty and right to arbitrate will extend to any employee, officer, shareholder, agent or affiliate of the parties.

                  10.5.1. The choice of law provisions in Section 10.6 will govern the interpretation and enforcement of this Agreement; however, the Federal Arbitration Act will govern issues of arbitrability.

                  10.5.2. Any arbitration proceeding must be instituted: (a) with respect to any dispute arising out of the collection of any debt owed by a party, within two years after the date of the last payment made or received by the instituting party; and (b) with respect to any other dispute, within two years after the event giving rise the dispute occurred, regardless of whether a party knew of such event. Failure to institute an arbitration proceeding within such a period will constitute an absolute bar and waiver of the institution of any proceedings.

                  10.5.3. All rights and remedies provided for in this Agreement will be cumulative and in addition to any other rights or remedies the parties may have at law or in equity. Nonetheless, the arbitrator will have no authority to award damages in excess of the limitations and exclusions set forth in this Agreement, or to otherwise grant relief inconsistent with the terms of this Agreement. The decision and award of the arbitrator will be final and binding, and the award so rendered may be entered in any court having appropriate jurisdiction.

         10.6. Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed entirely within that State, without regard to that State's conflict of law provisions. The exclusive venue for any arbitration or legal proceeding arising out of or relating to this Agreement will be in the county of the party who is not initiating the arbitration, unless otherwise agreed in wilting by the parties. Each party irrevocably waives any objection that it may have at any time to those venues.

         10.7. Attorneys' Fees; Interest. In the event of any arbitration or litigation between the parties arising out of this Agreement, the arbitrator and/or court will award the prevailing party its costs and reasonable expenses and attorneys' fees resulting from such proceedings in addition to any other relief awarded. The unpaid balance on any undisputed invoice, or any undisputed portion of an invoice, will accrue interest at a rate of one and one-half percent (1.5%) per month. Additionally, should either party present a liquidated Claim to the other party and said party fails to pay said Claim within thirty (30) days of the date presented, the Claim shall accrue interest at a rate of one and one-half percent (1.5%) per month. Notwithstanding any provision in this section or any other section of this Agreement, neither party shall charge nor receive interest at any rate that it higher than the highest rate allowed by applicable state or federal law.

         10.8. Force Majeure. Unless specifically provided for elsewhere in this Agreement, no party will be liable to the other party for any loss, damage, delay or failure of performance that is attributable to acts of God, armed conflicts, war, insurrection, acts of terrorism or acts committed in furtherance of terrorism, riots, earthquakes, hurricanes, floods, unusually severe weather, conditions or events of nature that cannot be predicted, civil disturbances, power failure, strikes, fire, the acts of any governmental authority, or other causes beyond its reasonable control. A party's performance, together with the other party's reciprocal performance or obligations, will be excused during the pendency of any such event, but that party will take all steps reasonable, practical and necessary to effect prompt resumption of its obligations under this Agreement in full or in part.

         10.9. Waiver. No failure or delay on the part of either party in exercising any power or right under this Agreement will operate as a waiver, nor will any single or partial exercise of any such power or right preclude any other further exercise thereof or the exercise of the other power or right. No waiver by either party of any provision of this Agreement, or of any breach or default will be effective unless in writing and signed by the party against whom such waiver is to be enforced.

         10.10. Notices. Any notice that a party wishes or is obligated to give under this Agreement must be in writing and delivered to the intended recipient by (a) hand, (b) United States certified mail, return receipt requested, or (c) a nationally-recognized overnight courier (such as Fed Ex), addressed to each party as follows or to such other address as a party may subsequently designate by notice:

IF TO CARDTRONICS:                              IF TO ESC:
         Cardtronics, LP                            Mark E. Hoppe
         3110 Hayes Road, Suite 300                 President
         Houston, Texas 77082-2622                  EFMARK Service Company of Illinois, Inc.
         Attention: Michael H. Clinard,             777 Oakmont Lane, Suite 100
                    Chief Operating Officer         Westmont, Illinois  60559

WITH A COPY TO:                                 WITH A COPY TO:
         Cardtronics, LP                            Frederick W. Stein
         3110 Hayes Road, Suite 300                 Vice President and General Counsel
         Houston, Texas 77082-2622                  EFMARK Service Company of Illinois, Inc.
         Attention: Michael E. Keller,              777 Oakmont Lane, Suite 100
                    General Counsel                 Westmont, Illinois  60559

Notices will be deemed to have been given or made three (3) Business Days after deposit in the United States mail or one (1) Business Day after delivery to the overnight courier service for next-day delivery. For the purpose of this Agreement, "Business Days" means Monday through Friday, excluding federal holidays.

         10.11. Assignments. This Agreement will be binding in accordance with its terms upon the parties and their permitted transferees, assigns and successors in interest. No party will voluntarily or by operation of law assign or transfer this Agreement (or any rights or obligations thereunder) without the express prior written consent of the other, which consent will not be unreasonably withheld. Notwithstanding the foregoing, a party may assign its rights and obligations to an affiliate or a Purchasing Entity without the consent of the other. For the purpose of this Agreement, an "affiliate" means any other entity controlled by, controlling, or under common control of a party. Cardtronics recognizes that ESC will assign certain of its rights and obligations under this Agreement to its affiliate, Premium Armored Services, Inc. For purposes of this
                  Section 10.11, a "Purchasing Entity" shall mean any individual or entity that purchases substantially all of the assets of a party.

         10.12. Execution. This Agreement may be executed in one or more counterparts, each of which will constitute an original agreement, but will not be enforceable until delivery of the executed counterparts. The parties acknowledge that this agreement may be executed using electronic or facsimile signatures, and that each signature will be legally binding to the same extent as a written signature. Each party waives any legal requirement that this Agreement be embodied, stored or reproduced in tangible media, and agrees that an electronic reproduction will be given the same legal force and effect as a signed writing. Each of the undersigned declares and represents that he or she is competent to execute this instrument and that he or she is duly authorized, and has the full right and authority, to execute this Agreement on behalf of the party for whom he or she is signing.

         IN WITNESS WHEREOF, the parties set their hands and seals as of the day and year first above written.

CARDTRONICS, LP                                   EFMARK SERVICE COMPANY OF
                                                  ILLINOIS, INC.

By:         /s/ Jack M. Antonini                  By:         /s/ Mark E. Hoppe
            ------------------------------                    ------------------
Print Name: Jack M. Antonini                      Print Name: Mark E. Hoppe
Its:        President / Chief Executive Officer   Its:        President

                                   SCHEDULE A

                             SITE LOCATIONS/PRICING  *


                               Schedule A - Page 1


* Denotes Confidential Portion Omitted and Filed Separately with the Commission.

                                   SCHEDULE B

                                SCOPE OF SERVICES

"Maintenance Services" means the First Line Maintenance, Second Line Maintenance and other services described in this Schedule.

1. First Line Maintenance ("FLM"). ESC will provide FLM Services for those ATMs designated in Schedule A. FLM generally requires no tools or service parts, and includes the following:

         1.1.     Clearing of receipt/journal paper jams.

         1.2.     Retrieval and clearing of jammed cards.

         1.3. Clearing of all currency jams (including fanning money when necessary).

         1.4. Check supplies for receipt/journal printers and replenish with Cardtronics or merchant-supplied consumables.

         1.5. In the event of an "electronics journal full" condition, copy the journal to a floppy disk and give same to the merchant.

         1.6. Respond to media transports that are not functioning properly and clear them of any foreign objects (e.g. jams).

         1.7. Clean ATM dip, swipe, or motorized card readers (when card reader malfunction is indicated).

         1.8. Check placement of captured card tray and reposition if necessary.

         1.9. Visually check ATM during routine ELM visits to verify and perform corrective measures as required on the following:

                  -        Lights functioning properly.

                  -        Proper operation of the card access device.

                  -        General cleanliness of ATM and surrounding area.

                  -        ATM screen is clean.

         1.10. Perform an invalid pin transaction and if observable within two (2) minutes after service completion, observe a live transaction and verify that all aspects of the ATM are operational.

         1.11. Extended First Line Services are defined as visits to verify operation and notify Cardtronics of any service issues regarding other third-party service providers. It

                               Schedule B - Page 1
                  is not ESC's responsibility to repair these issues (except ATM resets and modem resets), but to only report them to Cardtronics. Examples of Extended First Line Service issues are as follows:

                  -        Phone line issues.

                  -        Power issues.

                  -        Network and general non-ATM communication issues.

                  -        Modem resets.

                  -        ATM resets.

                  -        No fault found situations.

                  -        Cash replenisher issues.

                  However, any repeat call to the same site for the same Extended First Line Service within any two (2) day period will be considered a billable call, and Cardtronics will be invoiced accordingly at $90.00 per call to the extent that the on-site time does not exceed ninety (90) minutes. Thereafter, on-site time will be billed at $99.00 per hour.

         1.12. When an ATM is vandalized, ESC will provide a repair estimate. If Cardtronics decides to utilize ESC for repairs or if the ATM is deemed "totaled" by Cardtronics, then ESC will not charge for the estimate. If another service provider is selected to make the repairs, then the estimate call will be billable at $99.00 per hour (second line technician required).

         1.13. The service hours and response times for each ATM Location are designated on Schedule A. Response time for the purposes of this Agreement will mean the time taken by ESC to respond to a call, commencing from the time the call is placed to ESC and ending when ESC actually arrives at the ATM Location. For the purposes of determining whether ESC has met this obligation, response times are averaged on a calendar month basis over all of the ATMs listed on Schedule A with identical response times. Response times are measured within service contract hours only. For example, if a call or a given repair cannot be completed by five o'clock p.m. (5:00 p.m.), it will continue the next morning at eight o'clock am. (8:00 a.m.). Notwithstanding the fact that ESC may satisfy the response time based upon a monthly average, ESC will be deemed to be in default of this obligation if during any calendar month period it takes more than forty-eight (48) hours to respond to any ATM.

         1.14. Cardtronics agrees to cooperate with ESC in good faith to establish mutually acceptable activity monitoring levels and mutually acceptable "I'm Alive" notification frequencies to minimize unnecessary calls.

                               Schedule B - Page 2

         1.15. In the event that Maintenance Service calls exceed the Aggregate Call Rate set forth on Schedule A for three (3) consecutive calendar months, both parties agree to cooperatively investigate the situation, and to (i) renegotiate the current monthly contract rate, or (ii) allow ESC to cancel service at individual ATM Locations upon ninety
                  (90) days notice. Aggregate Call Rates for each ATM Location will be assigned by mutual agreement of the parties, and different ATM Locations may be assigned different Aggregate Call Rates.

                  - To determine whether a given Aggregate Call Rate has been exceeded, calls for Maintenance Service during a calendar month will be grouped according to the assigned Aggregate Call Rate, and then divided by the number of ATMs with that same assigned Aggregate Call Rate.

                  - By way of example, ATMs "A," "B," and "C" may be assigned Aggregate Call Rates of .6 calls per calendar month, while ATMs "D" and "E" may be assigned Aggregate Call Rates of .8 calls per calendar month. If there is a total of two (2) calls at ATMs "A," "B," and "C" during a given calendar month (resulting in an average of .67 calls per ATM for that month), then the Aggregate Call Rate for those ATMs will have been exceeded. On the other hand, if there is a total of only one Maintenance call at ATMs "D" and "E" during the same calendar month (resulting in an average of .5 calls per ATM for that month), then the Aggregate Call Rate for those ATMs will not have been exceeded.

         1.16. With respect to any ATM for which ESC has not responded to a service call within any twelve (12) month period, on such ATMs within thirty (30) days of the end of each such twelve (12) month period, ESC will perform a preventative maintenance inspection.

         1.17. ESC will meet with Cardtronics in Houston, Texas on no less than a quarterly basis to provide operational reviews. Notwithstanding these quarterly meetings, ESC will notify promptly Cardtronics of any ATM operational issues that is known to ESC, including those involving services provided by other vendors at the ATM Locations.

         1.18. Any service, which at Cardtronics' request, is provided outside the hours of coverage will be billed at a flat rate of $90.00 per call; provided, however, if in the conduct of the service ESC's personnel are required to remain on site for longer than ninety (90) minutes, such call will be billed on an hourly basis at $99.00 per hour.

2. Second Line Maintenance ("SLM"). ESC will provide SLM Services for those ATMs designated in Schedule A. SLM includes remedial maintenance and parts replacement.

         2.1. The service hours and response times for each ATM Location are designated on Schedule A Response time for the purposes of this Agreement will mean the time taken by ESC to respond to a call, commencing from the time the call is placed to

                               Schedule B - Page 3

                  ESC and ending when ESC actually arrives at the ATM Location. For the purposes of determining whether ESC has met this obligation, response times are averaged on a calendar month basis over all of the ATMs listed on Schedule A with identical response times. Response times are measured within service contract hours only. For example, if a call or a given repair cannot be completed by five o'clock p.m. (5:00 p.m.), it will continue the next morning at eight o'clock a.m. (8:00 a.m.). Notwithstanding the fact that ESC may satisfy the response time based upon a monthly average, ESC will be deemed to be in default of this obligation if during any calendar month period it takes more than forty-eight (48) hours to respond to any ATM.

         2.2. SLM consists of Remedial Maintenance and Replacement Parts, as described below, necessary to keep the ATM in Good Operating Condition.

                  - Remedial Maintenance -- Remedial Maintenance consists of those functions required to repair a malfunctioning ATM and return it to Good Operating Condition.

                  - Replacement Parts -- ESC will install parts on an exchange basis. Installed parts may be new or reconditioned used parts. Replacement parts become the property of the ATM owner. Replaced parts become the property of ESC.

                  - For the purposes of this Agreement, the term "Good Operating Condition" means conformance to the manufacturer's then-current customer-level documentation.

         2.3. LIMITED WARRANTY. Replacement Parts (except for supplies, consumables or expendable parts such as ink ribbons and disks) are warranted against defects for a period of ninety (90) days from the time the part is replaced. This warranty is limited exclusively to the part replaced. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHICH ARE EXPRESSLY DISCLAIMED.

3. Excluded Services. The following items are not covered by this Agreement and are billable to Cardtronics on a "per call" basis at $99.00 per hour plus parts:

                  - any service necessary because an ATM is not in Good Operating Condition on the date an ATM is added to Schedule A; provided, however, unless within thirty
                           (30) days of the date an ATM is added to Schedule A, ESC provides written notification that such ATM is not in Good Operating Condition then said ATM will be deemed to be in Good Operating Condition; provided, further, that Cardtronics will not add an ATM to Schedule A unless the ATM has been brought "live" and until that ATM transacts a valid cash withdrawal;

                               Schedule B - Page 4

                  - any service which, at Cardtronics' request, is provided outside the hours of coverage or upon arrival at the service location at the scheduled or agreed upon time, ESC's personnel have a waiting time in excess of thirty (30) minutes before either the armored carrier service or the merchant arrives to provide access to the ATM;

                  - vandalism, or neglect or abuse that is in excess of $250.00 per ATM per occurrence; acts of God, but excepting up to $250.00 per ATM per occurrence in damage caused by lightening strikes;

                  - damage ordinarily covered by insurance, or resulting from air conditioning or humidity control;

                  - any service made necessary by the refurbishing, maintenance, or repair of the ATM equipment by non-ESC personnel after the date said ATM is covered by this Agreement;

                  - any services with respect to software or firmware programming, or any damage to ATM equipment caused by software or firmware programming; provided, however, this exclusion shall not apply to the reloading of encryption keys by a single technician (to the extent allowed and if not allowed, ESC shall bill only for the second technician) or the current software package on any ATM by a single technician; and

                  - any and all services arising out of legal or network requirements that would involve a change, modification or upgrade in hardware and/or software (e.g., Triple DES and ADA accessibility issues).

                               Schedule B - Page 5

                                   SCHEDULE C

                           SERVICE REQUEST PROCEDURES

1. The Help Desk. At its sole expense, Cardtronics Will create and maintain a "Help Desk," which will serve as the initial point of contact with respect to any requests for Maintenance Services from, or with respect to, the ATM Locations for which "Help Desk" services have been designated on Schedule A.

         1.1. The Help Desk will be proactive in problem resolution, will track and manage requests for service, and will determine whether a specific request should be referred to ESC for Maintenance Service.

         1.2. Cardtronics will staff the Help Desk with an experienced staff of technicians who have the required level of expertise to quickly isolate and address service issues.

         1.3. The Help Desk's hours of operation will be at least 7:00 a.m. to 7:00 p.m. Central Standard Time.

2. Procedures for Service Requests. The parties will employ the following procedures to address requests for Maintenance Services at the ATM
         Locations:

         2.1. At its sole expense, Cardtronics will instruct (and/or institute a system such that) each ATM Location initially directs any requests for service to Cardtronics.

         2.2. Upon receipt of a request for service, Cardtronics will use its best efforts to resolve the service issue. In so doing, Cardtronics will record and maintain a record as to (i) the nature of the reported problem, (ii) what corrective action was discussed, (iii) what corrective action was attempted, and
                  (iv) the results of any attempt(s).

         2.3. If the Help Desk is unable to resolve a service issue, Cardtronics will report the request for service to ESC via ESC's secure "e-ACCESS" website. ESC will provide Cardtronics with separate documentation, user names and passwords to access the e-ACCESS web site.

         2.4. To initiate a service request via "e-ACCESS," Cardtronics must enter in the required information, including the following:

                  -        the Terminal Identifier;

                  -        the caller's name and phone number;

                  -        whether the ATM is down;

                  - the nature of the problem (e.g., card reader problem); and

                               Schedule C - Page 1

                  - additional details that may aid ESC in diagnosing and remedying the service issue.

         2.5. ESC will respond to the service request consistent with Schedule B of this Agreement. Upon ESC's request, Cardtronics' will allow ESC to inspect the records created and maintained by Cardtronics' pursuant to these procedures.

                               Schedule C - Page 2